Exhibit 99.1

Press Contact:	Nicole Anderson Ciena Corporation (410) 694—5786 pr@ciena.com

Investor Contact:	Suzanne DuLong Ciena Corporation (888) 243—6223 ir@ciena.com
FOR IMMEDIATE RELEASE
Ciena Selected as Successful Bidder for the Optical and Carrier Ethernet Assets of Nortel’s
Metro Ethernet Networks Business
Combination Will Create an Innovative Powerhouse to Challenge the Industry Status Quo and a
Global Leader in Next-Generation Automated Optical Ethernet Networks
LINTHICUM, Md., — November 23, 2009 — Ciena® Corporation (NASDAQ: CIEN), the network specialist, today announced that it has been selected as the successful bidder in the auction of substantially all of the optical networking and carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business. Ciena has agreed to pay US $530 million in cash and issue US $239 million in aggregate principal amount of 6% Senior Convertible notes due 2017 for a total consideration of US $769 million for the assets.
A motion to approve Ciena as the acquirer will be heard by bankruptcy courts in the U.S. and Canada on December 2, 2009.
“These optical and carrier Ethernet assets bring exceptional technologies, talent and scale that will accelerate Ciena’s current strategy to deliver innovative network solutions to customers worldwide,” said Gary Smith, Ciena’s CEO and president. “With this combination, we are bringing together complementary technologies in switching and transport to create an innovative powerhouse with the scale to challenge the industry status quo and offer customers a practical path for transitioning to automated, optical Ethernet-based networking. We will be intently focused on integration as we work together to deliver the benefits of this transaction to customers, employees and shareholders.”
“Ciena provides a natural fit for Nortel’s Optical and Carrier Ethernet assets, providing an environment where our businesses’ expertise and technology can be grown and leveraged,” said Philippe Morin, president, Metro Ethernet Networks for Nortel. “The combination of our two organizations creates an industry powerhouse with a heritage of innovation and a shared commitment to building and maintaining reliable networks. With today’s agreement, Nortel customers can be assured that they will be working

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with a known, trusted and experienced partner who can ensure continuity of supply and continue Nortel’s heritage of innovation.”
The assets to be acquired generated approximately $1.36 billion in revenue for Nortel in 2008 and $556 million (unaudited) in the first six months of 2009. Ciena expects the transaction to be significantly accretive to Ciena’s results of operations in fiscal 2011. Ciena is also expected to make employment offers to at least 2,000 Nortel employees to become part of Ciena’s global team of network specialists.
The transaction is expected to close in the first calendar quarter of 2010. Ciena has been granted early termination of the antitrust waiting period under the Hart-Scott-Rodino Act and also has received notification from the Canadian Competition Bureau terminating the applicable waiting period for the proposed transaction under the Competition Act. The transaction remains subject to additional regional regulatory clearances and customary closing conditions.
Details of the Convertible Notes to be Issued in the Acquisition
A portion of the aggregate consideration consists of 6% senior convertible notes, to be issued to the sellers by Ciena with terms substantially similar to Ciena’s outstanding series of 2017 senior convertible notes. The notes will be senior unsecured obligations and will rank equally with all of Ciena’s other existing and future senior unsecured debt. The notes will bear interest at the rate of 6.0% per annum, payable semi-annually, commencing six months after the date of issuance, and will mature on June 15, 2017. The interest rate is subject to an upward adjustment up to a maximum of 8% per annum, in the event that the volume weighted average price of Ciena’s common stock price over the measuring period immediately preceding closing is below $13.17 per share.
The notes may be converted prior to maturity (unless earlier redeemed) at the option of the holder into shares of Ciena common stock at the initial conversion rate of 60.744 shares of Ciena common stock per $1,000 in principal amount of Notes, which is equal to an initial conversion price of approximately $16.4625 per share, subject to customary adjustments. Prior to the notes becoming freely transferable in the hands of the holders, which is expected to occur approximately 60 days after the closing, Ciena has the right to replace its obligation to issue the notes (or redeem the notes if they have been issued) with cash in the principal amount equal to the greater of 105% of the face amount of the notes or 95% of the fair value of the notes (or, under certain circumstances, at 100% of the face amount of the notes). During that time period, Ciena must offer to use the net proceeds of a capital raising transaction to redeem the notes at the above price.
Additional information about this transaction is available on Ciena’s website at http://www.ciena.com.
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About Ciena
Ciena specializes in practical network transition. We offer leading network infrastructure solutions, intelligent software and a comprehensive services practice to help our customers use their networks to fundamentally change the way they compete. With a global presence, Ciena leverages its heritage of practical innovation to deliver maximum performance and economic value in communications networks worldwide. We routinely post recent news, financial results and other important announcements and information about Ciena on our website. For more information, visit www.ciena.com.
Note to Investors
This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. The convertible notes and the shares of Ciena common stock issuable upon conversion of the convertible notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.
Forward-looking statements. This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Forward-looking statements relating to the transaction described herein include, but are not limited to, statements about the benefits of the transaction, including future financial and operating results, accretion to earnings per share arising from the transaction, whether and when the transaction contemplated will be consummated, and the combined company’s plans, expectations, objectives, and intentions. These statements are based on information available to Ciena as of the date hereof and actual results could differ materially from those stated or implied. These statements are subject to risks and uncertainties associated with Ciena’s business, which include the risk factors disclosed in Ciena’s Form 10-Q filed with the SEC on September 3, 2009. Risks relating to the proposed transaction include, but are not limited to: bankruptcy and regulatory approvals may not be obtained; the anticipated benefits and synergies of the proposed transaction may not be realized; the integration could be materially delayed or may be more costly or difficult than expected; and the proposed transaction may not be consummated. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.